WALKERS

23 May 2014    Our Ref: HA/sjs/D207-127081
Walkers
190 Elgin Avenue, George Town
Grand Cayman KY1-9001, Cayman Islands
T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables
Florida 33134
USA

Dear Sirs,

Fresh Del Monte Produce Inc. (the "Company")

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the United States of America Securities Act of 1933, as amended, in connection with the offer of 3,000,000 Ordinary Shares of the Company of a par value of US$0.01 per share (the "Shares") pursuant to the Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan (the "Plan").

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant and subject to the

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qualifications set out in Schedule 3, we are of the opinion that, under the laws of the Cayman Islands, subject to payment in full being received by the Company, the Shares have been duly authorized to be issued from time to time pursuant to and in accordance with the Plan and will be issued and fully paid when an entry in respect of such Shares in the name of the registered owners thereof has been made in the register of members of the Company (pursuant to sections 38 and 48 of the Companies Law (2013 Revision) of the Cayman Islands (the "Companies Law")) confirming that they are fully paid pursuant to a resolution of the Board of Directors of the Company approving the issuance of such Shares. Section 38 of the Companies Law provides, inter alia, that every "…person who has agreed to become a member of a company and whose name is entered on the register of members, shall be deemed to be a member of the company.". Section 48 of the Companies Law provides that "The register of members shall be prima facie evidence of any matters by this Law directed or authorized to be inserted therein.".

Based solely upon our examination of the Court Register (as defined in Schedule 1) we confirm that at the Search Time (as defined in Schedule 1) there are no actions, suits or proceedings pending against the Company before the Grand Court of the Cayman Islands (the "Grand Court") and no steps have been, or are being, taken compulsorily to wind up the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,
/s/ Walkers
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Schedule 1 - LIST OF DOCUMENTS EXAMINED

1.
The Certificate of Incorporation dated 29 August 1996, Certificate of Incorporation on Change of Names dated 11 September 1996 and 16 May 1997, Memorandum and Articles of Association adopted on 30 September 1997 (the "Memorandum and Articles") and Register of Directors as provided to us by the Company's registered office in the Cayman Islands (the "Company Records").

2.	A copy of executed written resolutions of the Board of Directors of the Company dated 21 May 2014 (the "Resolutions").

3.	A copy of the Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan (the "Plan").

4.
The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court's Office, George Town, Grand Cayman (the "Court Register"), examined at 9.00am on 20 May 2014 (the "Search Time").

5.	Such other documents as we have considered necessary for the purposes of rendering this opinion.

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Schedule 2     - ASSUMPTIONS

1.
The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals. All documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

2.
The Company Records are complete and accurate record of the business transacted by the Company and all matters required by law and/or the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

4.
There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which would affect any opinion given herein.

5.
The Resolutions are a true and correct copy of the originals of the same, have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	All amounts payable or otherwise due (at any time) in connection with the issue of each of the Shares have been paid in full.

7.	The Company has sufficient authorised and unissued shares to enable it to issue the Shares.

8.	The Resolutions remain in full form and effect and have not been revoked or varied.

9.	No resolutions to wind up the Company have been adopted by its members.

10.	The records of the Company which we have specifically not reviewed, do not disclose anything which would affect the opinion given herein.

11.	The Board of Directors of the Company considers the allotment and issue of the Shares pursuant to and in accordance with the terms of the Plan to be in the best interests of the Company.

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Schedule 3     - QUALIFICATIONS

1.
Section 125 of the Companies Law provides that any transfer of shares, not being a transfer of shares with the sanction of the liquidator, and any alteration in the status of a Cayman Islands company's members made after the commencement of a voluntary winding up is void.

2.
Section 99 of the Companies Law provides that when a winding up order has been made, any disposition of a Cayman Islands company's property and any transfer of shares or alteration in the status of a Cayman Islands company's members made after the commencement of the winding up is, unless the Court otherwise orders, void.

3.
The Court Register may not reveal whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not constitute a complete record of the proceedings before the Grand Court as at the Search Time including for the following reasons:

(a)
it may not reveal whether any documents filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court;

(a)
it may not reveal any originating process (including a winding up petition) in respect of the Company in circumstances where the Court has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise);

(b)	it may not be updated every day;

(c)	documents may have been removed from it, or may not have been placed on it, where an order has been made to that effect in a particular cause or matter; and

(d)	it may not reveal any orders made ex parte on an urgent basis where the originating process is issued subsequently pursuant to an undertaking given to the Court at the time the order is made.

4.
The Shares when issued pursuant to and in accordance with the Plan and any relevant award (which we note we have not reviewed) will be shares in the Company attracting all rights, privileges and obligations as set out in the Memorandum and Articles of the Company and we make no comment and provide no opinion on the contractual rights

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and obligations of the Company or any Participant (as defined in the Plan) under the Plan or any award.